Exhibit 12.1

	YTD	YTD
	Proforma	Proforma	YTD
	Q2 2006	Q2 2006	2005	2005	Q2 2005	2004	2003	2002(1)	2002(s) (2)	2001
Fixed Charges:
Interest Expense
(incl Amortization of Debt Issuance Cost)	19,786	9,858	35,282	14,630	7,458	15,322	17,572	15,371	18,029	14,461
Rent Fixed Charge(3)	4,216	4,216	8,301	8,301	4,164	8,187	7,951	5,978	7,309	6,299
Capitalized Interest	98	98	25	25	8	66	133	30	72	710

Total Fixed Charges	24,100	14,172	43,608	22,956	11,630	23,575	25,656	21,379	25,410	21,470

Earnings:
Pre-Tax Income	12,660	(237)	23,419	47,288	24,658	34,116	28,820	10,486	23,747	31,968
Fixed Charges	24,100	14,172	43,608	22,956	11,630	23,575	25,656	21,379	25,410	21,470

Total Earnings	36,760	13,935	67,027	70,244	36,288	57,691	54,476	31,865	49,157	53,438

Ratio of Earning to Fixed Charges	1.53	0.98	1.54	3.06	3.12	2.45	2.12	1.49	1.93	2.49

(1)              Fiscal year ended March 26, 2002

(2)              Forty-week stub transition period ended December 31, 2002

(3)              Rent Fixed Charge = 33% of Rent Expense

	Total Rent	1/3 of Rent
Q2 2006	12,662	4,216
2005	24,927	8,301
Q2 2005	12,505	4,164
2004	24,587	8,187
2003	23,876	7,951
2002	17,953	5,978
2002s	21,950	7,309
2001	18,916	6,299